UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 13, 2011

(Date of Report; Date of Earliest Event Reported)

STEIN MART, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	0-20052	64-0466198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Riverplace Blvd., Jacksonville, Florida 32207

(Address of Principal Executive Offices Including Zip Code)

(904) 346-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(e) On September 13, 2011, Stein Mart, Inc. (the “Company”) entered into employment agreement (the “Executive Officer Employment Agreement”) with David H. Hawkins, the Company’s Executive Vice President and Chief Administrative Officer, effective September 15, 2011. The Executive Officer Employment Agreement, among other things, provides for: (i) a term of two years, (ii) an annual base salary of $381,100 per year, (iii) severance compensation equal to 100% of annual base salary and continuation of insurance benefits for one year if the Executive Officer Employment Agreement is not renewed at expiration or Executive is terminated without cause by the Company or with good reason by the Executive, (iv) if terminated with cause by the Company or without good reason by the Executive only base salary through the termination date is due, (v) if terminated without cause by the Company or with good reason by the Executive following a change of control, severance compensation equal to (a) 200% of annual base salary and (b) 200% of bonuses earned in the year of termination, (vi) a restrictive covenant against competing with the Company ending on the later to occur of (a) one year from the termination of Executive’s employment with the Company or (b) the last day on which the Executive receives payments from the Company, (vii) a restrictive covenant against recruiting any Company personnel for two years following termination, and (viii) vesting of all unvested options or restricted shares upon death or disability. The Executive remains eligible for other benefit plans and incentive plans in effect from time to time.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibit

10.1	Employment Agreement, dated September 15, 2011, between Stein Mart, Inc. and David H. Hawkins

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEIN MART, INC.
(Registrant)

Date: September 19, 2011	By:	/s/ Gregory W. Kleffner
Gregory W. Kleffner
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated September 15, 2011, between Stein Mart, Inc. and David H. Hawkins